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                        JOINT SUPPLEMENTAL COVERAGE RIDER
            Issued by Cova Financial Services Life insurance Company
                            Term Insurance Involved.


This rider is a part of the policy to which it is attached and is subject to all applicable terms and provisions of the policy;  except as modified  herein.  The
Policy Specifications page shows the rider amount.
        Face Amount              The face amount of this rider is shown on the Policy Specifications page.

        Life Insurance           This rider provides term life insurance on the lives of the insureds shown on the policy
        Benefit                  specifications page. We will pay the death benefit of this rider to the beneficiary if this rider is in force upon the Last Insured's death.

                                 The Death Benefit provision in the policy is modified so that where it states "face amount"
                                 it means the policy's face amount plus this rider's face amount.

        Decreases in             Under the Face Amount Decreases and Pro Rata Surrender provisions in the policy, if a
        Rider Face               decrease in face amount is requested, the rider's face amount will be decreased before the
        Amount                   policy's face amount.

                                 Under the Allocation of Partial Withdrawals provision in the policy, if a partial withdrawal reduces the face amount, the policy's face amount will be decreased before the rider's face amount.

                                 A surrender charge will not apply upon a decrease in this rider's face amount.

        Monthly Cost             The monthly cost of insurance for the following month is deducted on the monthly
        of Insurance             anniversary date. The monthly cost of insurance is 1, below, multiplied by the excess, if any, of 2 over 3 below:

                                 1.   The monthly cost of insurance rate for this rider divided by 1,000.

                                 2.   The face amount of this rider divided by the monthly cost of insurance factor shown on the policy specifications page.

                                 3.   Any excess of the policy's cash value over the base policy's death benefit at the beginning of the policy month.

                                 This rider will be considered an increase to the policy's face amount when determining the monthly cost of insurance for the policy.

        Monthly Cost             The monthly cost of insurance rate for this benefit is based on the attained ages, risk
        of Insurance             classifications and (in a non-unisex policy) sexes of the insureds and the completed policy
        Rates                    years from the issue date. Monthly cost of insurance rates will be determined by us based on expectations as to future experience. However, these rates will not exceed those shown in the Table of Guaranteed Monthly Cost of Insurance Rates for the Joint Supplemental
                                 Coverage Rider.

                                 Each monthly anniversary this rider is in force, the monthly cost of insurance for this rider
                                 (as determined above) will be added to the monthly deductions as defined in the Cash
                                 Values section of the policy. This increased monthly deduction will be used to determine the cash value of the policy on such monthly anniversary.

        Selection and            The selection and issue expense charge for this rider is a monthly charge which equals the
        Issue Expense            rider's face amount times this rider's selection and issue expense charge rate, divided by
        Charge                   1,000. The selection and issue expense charge rate for this rider will never exceed the
                                 Selection and Issue Expense Charge rate for the Joint Supplemental Coverage Rider shown on the policy specifications page.





        CLR14                                                    1
        (5/99)






       Termination            You may terminate this rider as of any monthly anniversary following a written request to
                              us. We may require the policy and the rider for endorsement. This rider will terminate when any of the following events first occurs:

                              1.   the lapse of the policy; or

                              2.   the surrender of the policy; or

                              3.   the Last Insured's date of death.

                              4.   a requested decrease in face amount which results in this rider's face amount being decreased to zero.

       Reinstatement          This rider may be reinstated within five years after the date of policy lapse if:

                              1.   The policy is also being reinstated; and

                              2.   Proof satisfactory to us that both Insureds are insurable by our standards if both
                                   Insureds were alive on the date the policy lapsed. If only one Insured was alive on the date the policy lapsed, you must submit proof satisfactory to us that the Insured is insurable by our standards.

                              We have the right to approve the reinstatement of the policy with or without this rider.

       The issue date and effective date of this rider and the policy are the same.






                           SECRETARY                                                       PRESIDENT








                                                       COVA
                                        Cova Financial Services Life Insurance Company
                                                        St. Louis, Missouri


       CLR14                                                  2
       (5/99)
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